EXHIBIT 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports Record First Quarter Orders

Record First Quarter Orders of Approximately $13 Million and

Record Backlog of Approximately$66 Million

Important Milestone Achieved Toward the Return of the Magnetic Irrigated Catheter

New Product Offerings to be Introduced at Heart Rhythm 2008 Provide Broad Platform for Accelerated Growth

St. Louis, MO, May 6, 2008 —Stereotaxis, Inc. (NASDAQ: STXS) today reported results for the quarter ended March 31, 2008. Despite the continued unavailability of a partner’s magnetic irrigated catheter, revenue for the first quarter was $7.0 million. Revenue from Niobe® and Odyssey™ systems sales was $4.4 million while disposables, services and accessories revenue was $2.7 million. During the quarter, the Company recorded revenue on the sale of four Niobe systems. During the first quarter of 2007, Stereotaxis reported revenue of $9.2 million, with Niobe systems revenue of $7.2 million and disposables, services and accessories revenue of $2.0 million.

“In face of the continuing lack of availability of our partner’s magnetic irrigated catheter, we set a new first quarter record for orders, of which a higher percentage than we had anticipated is expected to be delivered this year,” said Bevil Hogg, Chief Executive Officer of Stereotaxis. “Our robust order rate is being driven by the continued strong overall growth in demand for therapies provided by electrophysiologists, the market’s positive reception of our Odyssey system, the early first quarter FDA approval of our partner’s magnetic irrigated catheter and the excellent patient outcomes and high satisfaction rating by clinicians generated during the first 250 cases using the catheter in Europe. We have not noted any material impact from any cutbacks in U.S. hospital capital spending, have significantly benefited from continued strong overseas demand, and we are heading into our most important clinician conference, HRS, with very strong momentum.”

After adjustment for one order, which the Company elected to take out of backlog due to delays in funding for an overseas project, and for systems recognized to revenue in the first quarter, at March 31, 2008, purchase orders and other commitments for Stereotaxis systems totaled approximately $66 million, including approximately $13 million of new orders received during the quarter. Of the new orders, approximately $1.5 million were for the Odyssey system. The Company reported orders of $10.6 million in the first quarter of 2007. The Company does not include orders for disposables, service, or other accessories in its backlog data. These orders or commitments are subject to contingencies that are outside the Company’s control and may be revised, modified or cancelled. Competitive efforts continue to have little or no impact on the Company’s order flow or conversion of backlog to revenue.

“Clinicians have now performed approximately 15,000 procedures using our Niobe system. Most importantly, our major adverse event rate in electrophysiology stands at an impressive 0.1%. We believe this safety record is unsurpassed, by far, compared with both manual and competitive robotic procedures, and is supported by a substantial body of almost 90 peer-reviewed publications,” added Mr. Hogg. “We are confident in our belief that well-informed physicians and their patients will invariably seek out the safer alternative.”

“We have also developed tremendous interest in our Odyssey system, and during the first quarter we added approximately $1.5 million in Odyssey orders to our backlog,” said Mr. Hogg. “It appears as though we will far exceed our original goal of 20 orders for the Odyssey system during 2008. We believe that the Odyssey platform, acting as the information and networking hub for the EP lab, can enable clinicians to improve efficiency and efficacy, by making it possible to consolidate and better manage information as well as procedural workflows, and to store this information and/or share it remotely for training or consultation purposes. We will be introducing significant new features for Odyssey during the HRS conference.”

“We are pleased with the progress that has been made toward returning the magnetic irrigated catheter to our clinicians, as well as with the level of commitment evidenced by our partner in working to resolve the root cause. Our partner has informed us that they have successfully characterized the specification conformance issues that caused them to withdraw their magnetic irrigated catheter from the European market following a successful external evaluation of approximately 250 cases done in that market, and they are now moving forward to resolve these issues in the context of the current design, so as to return the irrigated catheter to full commercial availability in the earliest possible timeframe. We regard this accomplishment as a significant milestone and anticipate that the irrigated magnetic catheter will be back in the hands of clinicians before the end of the year.”

“In the absence of a precise availability date for our partner’s magnetic irrigated catheter, we remain in a position of not wishing to provide guidance for 2008,” continued Mr. Hogg. “However, as we look to the longer term, and beyond the magnetic irrigated catheter issue that we are very confident is of a temporary nature, we continue to expect that our installed base will grow from an average of approximately 100 systems in 2008 to about 150 systems in 2009. Clinician experience with the initial release of the magnetic irrigated catheter in Europe indicates that we are likely to generate a significant increase in the number of procedures per site, once we have broad availability of this device. When we couple this perspective on procedure volumes with the notable increase in pricing power that we are generating for our CardioDrive proprietary disposable, soon to be augmented by the launch later this year of our advanced CardioDrive II model, which will be previewed at HRS, we see our recurring revenue stream accelerating significantly in 2009. For that year, we have a goal of approximately 20,000 procedures and expect to generate revenues per procedure of more than $1,000 from a combination of royalties and proprietary disposables to which will be added substantial service, software license and network connection fees. Thus, we are gaining confidence in our drive to profitability and believe that, once the irrigated catheter is in full commercial release, the key elements of our profitability will be per-procedure pricing power, rapidly accelerating Odyssey sales, continued strong growth in Niobe system sales, and gross margins on the order of 70%, coupled with continued focus on operating expense control,” concluded Mr. Hogg.

First Quarter Financial Performance

Gross margin for the quarter was 65% of revenue or $4.6 million, similar to the 65% of revenue or $5.9 million realized in the first quarter 2007.

First quarter operating expenses increased 7% to $17.8 million in the quarter, compared to $16.7 million in the first quarter of 2007. The increase was driven by higher sales and marketing, and general and administrative expenses.

R&D expenses for the three months ended March 31, 2008, decreased 17% to $4.7 million, compared to $5.7 million in the same period in 2007. The decrease is related to a reduction in expenses for new product introductions and further device development.

The $17.8 million of total operating expenses for the three months ended March 31, 2008 decreased by approximately $1.0 million compared to the $18.9 million recorded in the three months ended December 31, 2007, in line with the company’s previously established objectives regarding overall operating expense levels in 2008.

The Company reported a net loss for the first quarter of 2008 of $13.5 million, or $(0.37) per share. This compares to a net loss of $10.5 million, or $(0.31) per share, in the first quarter of 2007. The weighted average shares for the recent first quarter were 36.5 million compared with 34.4 million in the first quarter of last year. The increase in weighted average shares reflected the issuance of 1.9 million shares in a sale of common stock in a registered direct offering completed in March 2007.

Cash and investments at March 31, 2008 totaled $11.4 million, compared to $23.6 million at December 31, 2007.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the first quarter. To access the conference call, please dial (866) 249-6463. International participants can call (303) 262-2175. An audio replay of the call will be available for seven 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11113274#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=47952

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenue:
Systems	$4,377,398	$7,207,443
Disposables, service and accessories	2,651,053	1,953,512
Total revenue	7,028,451	9,160,955

Cost of revenue:
Systems	1,856,102	2,529,808
Disposables, service and accessories	569,960	720,540
Total cost of revenue	2,426,062	3,250,348

Gross margin	4,602,389	5,910,607

Operating expenses:
Research and development	4,698,797	5,694,691
Sales and marketing	7,663,713	6,079,923
General and administrative	5,476,122	4,942,935
Total operating expenses	17,838,632	16,717,549
Operating loss	(13,236,243)	(10,806,942)
Interest income	107,728	382,454
Interest expense	(402,651)	(79,617)
Net loss	$(13,531,166)	$(10,504,105)

Net loss per common share:
Basic and diluted	$(0.37)	$(0.31)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,493,662	34,409,573

Stereotaxis, Inc.

Balance Sheets

At March 31, 2008

(Unaudited)

	March 31, 2008	December 31, 2007

Assets
Current Assets:
Cash and cash equivalents	$10,973,108	$17,022,200
Short-term investments	—	6,634,178
Accounts receivable, net of allowance of $177,719 and $189,040 in 2008 and 2007, respectively	12,500,839	13,757,270
Current portion of long-term receivables	214,342	136,430
Inventories	10,537,151	9,964,460
Prepaid expenses and other current assets	5,128,255	3,421,202
Total current assets	39,353,695	50,935,740
Property and equipment, net	6,607,590	7,011,763
Intangible assets, net	1,377,778	1,411,111
Long-term receivables	483,376	272,859
Long-term investments	469,025	—
Other assets	744,321	844,321
Total assets	$49,035,785	$60,475,794

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$5,888,889	$972,222
Accounts payable	7,124,879	7,349,426
Accrued liabilities	9,044,925	11,913,418
Deferred contract revenue	10,132,609	8,774,958
Total current liabilities	32,191,302	29,010,024
Long-term debt, less current maturities	833,333	6,000,000
Long-term deferred contract revenue	1,266,579	942,573
Other liabilities	344,194	328,790

Stockholders' equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2008 and 2007; none outstanding at 2008 and 2007	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2008 and 2007; 37,187,551 and 37,132,529 issued at 2008 and 2007, respectively	37,188	37,133
Additional paid-in capital	280,172,707	276,433,662
Treasury stock, 40,151 shares at 2008 and 2007	(205,999)	(205,999)
Accumulated deficit	(265,603,519)	(252,072,353)
Accumulated other comprehensive gain	—	1,964
Total stockholders' equity	14,400,377	24,194,407
Total liabilities and stockholders' equity	$49,035,785	$60,475,794